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                                                                    EXHIBIT 12.1

                            PACCAR Financial Corp.

              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   PURSUANT TO SEC REPORTING REQUIREMENTS
                           (Thousands of Dollars)


                                            Six Months Ended
                                                June 30
                                           1997           1996
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FIXED CHARGES
  Interest expense                      $  49,854      $  49,234
  Portion of rentals deemed interest          119            122
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TOTAL FIXED CHARGES                     $  49,973      $  49,356
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EARNINGS
  Income before taxes                   $  25,535      $  26,123
  Fixed charges                            49,973         49,356
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EARNINGS AS DEFINED                     $  75,508      $  75,479
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RATIO OF EARNINGS TO FIXED CHARGES          1.51X          1.53X
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The method of computing the ratio of earnings to fixed charges shown above complies with SEC reporting requirements but differs from the method called for in the Support Agreement between the Company and PACCAR Inc. See
Exhibit 12.2.


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